NETWORK-1 SECURITY SOLUTIONS, INC.


                        Filed Pursuant to Rule 424(b)(3)
                           Registration No. 333-126013

                          PROSPECTUS SUPPLEMENT NO. 13
                     (To Prospectus dated December 22, 2005)


This is a prospectus supplement to our prospectus dated December 22, 2005 (the "Prospectus") relating to the resale from time to time by selling stockholders of up to 15,786,256 shares of our Common Stock, including shares issuable upon exercise of outstanding warrants and options. On September 14, 2006, we filed with the Securities and Exchange Commission a Current Report on Form 8-K. The text of the Current Report on Form 8-K is attached to and a part of this supplement.

This prospectus supplement should be read in conjunction with the Prospectus and the prior prospectus supplements, and may not be delivered or utilized without the Prospectus and the prior prospectus supplements. This prospectus supplement is qualified by reference to the Prospectus, except to the extent that the information provided by this prospectus supplement supersedes the information contained in the Prospectus.

The securities offered by the Prospectus involve a high degree of risk. You should carefully consider the "Risk Factors" referenced on page 7 of the Prospectus in determining whether to purchase the Common Stock.

The date of this prospectus supplement is September 14, 2006.
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                                  UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                             -----------------------

                                    Form 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


       Date of Report (Date of earliest event reported): September 8, 2006
                                                         -----------------------





                       Network-1 Security Solutions, Inc.
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             (Exact name of registrant as specified in its charter)


          Delaware                     1-14896                  11-3027591
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(State or other jurisdiction        (Commission               (IRS Employer
     of incorporation)              File Number)            Identification No.)


              445 Park Avenue, Suite 1028, New York, New York 10022
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                    (Address of principal executive offices)


Registrant's telephone number, including area code:  (212) 829-5700


                                       N/A
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         (Former name or former address, if changed since last report.)





     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (SEE General Instruction A.2. below):

     [_] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

     [_] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

     [_] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     [_] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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ITEM 8.01    OTHER EVENTS

             On September 12, 2006, the Company issued a press release announcing that it had received $635,000 of proceeds from the exercise of common stock warrants held by FalconStor Software, Inc. A copy of the press release is furnished herewith as Exhibit 99.1.





ITEM 9.01    FINANCIAL STATEMENTS AND EXHIBITS

Exhibit
Number       Description
-------      -----------
99.1         Press Release, dated September 12, 2006

























                                        2
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                                    SIGNATURE
                                    ---------

             Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                   NETWORK-1 SECURITY SOLUTIONS, INC.



Dated:  September 14, 2006         By: /s/ Corey M. Horowitz
                                       -----------------------------------------
                                       Name:  Corey M. Horowitz
                                       Title: Chairman & Chief Executive Officer

                                                                    EXHIBIT 99.1
                                                                    ------------
---------------------
FOR IMMEDIATE RELEASE
---------------------

              NETWORK-1 RECEIVES PROCEEDS FROM EXERCISE OF WARRANTS

NEW YORK, September 13, 2006 -- Network-1 Security Solutions, Inc. (OTC BB:
NSSI), today announced that it had received $635,000 in proceeds from the exercise of common stock purchase warrants held by FalconStor Software, Inc. (NASDAQ:FALC). The warrants were originally issued in 2001 as part of a private financing and were each exercisable for one share of Network-1 Common Stock at $1.00 per share.

Network-1's patent infringement litigation against D-Link Systems Inc. and its corporate parent D-Link Corporation, Inc. of Taiwan involving the Company's Remote Power Patent is proceeding on a timely basis in the United States District Court for the Eastern District of Texas, Tyler Division. A Markman hearing will be held on September 19, 2006 and a trial is set for March 9, 2007.

The Remote Power Patent relates to, among other things, the delivery of power over Ethernet cables in order to remotely power network connected devices including, among others, wireless switches, wireless access points, RFID card readers, VOIP telephones and network cameras. In June 2003, the Institute of Electrical and Electronic Engineers (IEEE) approved the IEEE 802.3af Power over Ethernet ("PoE") standard (the "Standard") which has led to the rapid adoption of PoE. According to industry analysts, annual revenues for several of the markets adopting this technology each exceed or are projected to exceed $1 billion.

ABOUT NETWORK-1 SECURITY SOLUTIONS, INC.

Network-1 Security Solutions, Inc. is engaged in the acquisition, development, licensing and protection of its intellectual property and proprietary technologies. As part of its business strategy it is offering licenses to third parties who Network-1 believes could benefit from the technologies covered by its patents. In February 2004, the Company initiated its licensing efforts relating to its patent (U.S. Patent No. 6,218,930) covering the remote delivery of Power over Ethernet cables.

THIS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF THE "SAFE HARBOR" PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. THESE STATEMENTS ADDRESS FUTURE EVENTS AND CONDITIONS CONCERNING THE COMPANY'S BUSINESS PLANS. SUCH STATEMENTS ARE SUBJECT TO A NUMBER OF RISK FACTORS AND UNCERTAINTIES AS DISCLOSED IN THE COMPANY'S QUARTERLY REPORT ON FORM 10-QSB FOR THE THREE MONTHS ENDED JUNE 30, 2006 INCLUDING, AMONG OTHERS, THE ABILITY OF NETWORK-1 TO OBTAIN LICENSE AGREEMENTS FROM THIRD PARTIES FOR ITS PATENT PORTFOLIO, UNCERTAINTY OF PATENT LITIGATION, THE COMPANY'S ABILITY TO ACHIEVE REVENUES AND PROFITS FROM ITS PATENT PORTFOLIO, THE COMPANY'S ABILITY TO RAISE CAPITAL WHEN NEEDED, FUTURE ECONOMIC CONDITIONS AND TECHNOLOGY CHANGES AND LEGISLATIVE, REGULATORY AND COMPETITIVE DEVELOPMENTS. EXCEPT AS OTHERWISE REQUIRED TO BE DISCLOSED IN PERIODIC REPORTS, THE COMPANY EXPRESSLY DISCLAIMS ANY FUTURE OBLIGATION OR UNDERTAKING TO UPDATE OR REVISE ANY FORWARD-LOOKING STATEMENT CONTAINED HEREIN.

CONTACTS:
Company
-------
Network-1 Security Solutions, Inc.
Corey M. Horowitz, 212-829-5770
Corey@Network-1.com
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Or
Investors
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Alliance Advisors, LLC
Alan Sheinwald, 914-244-0062
asheinwald@allianceadvisors.net
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